SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 March 19, 1998
                Date of Report (Date of earliest event reported)


                          DISCOVERY LABORATORIES, INC.
             (Exact name of Registrant as specified in its charter)


         Delaware                    000-26422                 94-3171943
(State or other jurisdiction   (Commission File Number)      (IRS Employer
    of incorporation)                                    Identification Number)



                         509 Madison Avenue, 14th Floor
                            New York, New York 10022
                    (Address of principal executive offices)


                                   (212) 223-9504
                (Registrant's telephone number, including area code)

Item 6. Resignations of Registrant's Directors

            On March 20, 1998, Vaughan Shalson resigned from the Board of Directors of Discovery Laboratories, Inc. (the "Registrant"). Pursuant to a resolution adopted by the Board of Directors on February 4, 1998, Mr. Shalson was not nominated to serve on the Board of Directors following the Registrant's proposed merger with its majority-owned subsidiary, Acute Therapeutics, Inc. (the "ATI Merger"). The Registrant expects to submit the ATI Merger to a stockholder vote during May 1998. Accordingly, Mr. Shalson's resignation has occurred approximately two months prior to the time the Registrant anticipated that Mr. Shalson would cease serving as a Board member. Mr. Shalson served as the Registrant's chief executive officer from February through November 1997. In a letter to the Registrant, Mr. Shalson stated that he was resigning from the Board as a result of his opposition to the terms of the compensation to be paid to the Registrant's new management team pursuant to the proposed ATI Merger, particularly the compensation to be paid to the new chief executive officer. Those compensation terms are described in the Registrant's Reports on Form 8-K dated February 9 and March 5, 1998.

            The merger agreement relating to the ATI Merger contemplates that upon consummation of the ATI Merger, the present management team of Acute Therapeutics, Inc. ("ATI") will succeed to the management of the Registrant. In his letter to the Registrant, Mr. Shalson expressed concern that, in view of the Registrant's rate of use of its existing cash, the current level of such cash and the cash required to complete the ATI Merger, the proposed compensation arrangements would put a severe strain on the Registrant resources. Mr. Shalson reiterated his belief, which had previously been expressed to the Board, that he did not believe the ATI Merger to be in the best interests of the Registrant's stockholders.

            The ATI Merger has been approved by a majority of the disinterested members of the Registrant's Board of Directors. The Registrant believes that the ATI Merger is in the best interests of the Registrant and its stockholders and represents an opportunity to (i) acquire 100% ownership of ATI's SurfaxinTM product, (ii) simplify the Registrant's corporate and financial structure, thereby increasing potential opportunities to obtain third party financing of the Registrant's research activities, and (iii) resolve management recruitment and succession issues. The Registrant believes that Mr. Shalson's opposition to the ATI Merger is based, at least in part, on an inadequate understanding of the Registrant's financial position and the proposed compensation terms of the Merger. The Registrant believes that it will have cash and cash-equivalents of approximately $7.7 million if the ATI Merger is consummated on June 30, 1998 -- approximately $1.2 million more than the $6.5 million projected by Mr. Shalson. Furthermore, the $1.65 million in potential milestone compensation to which Mr. Shalson objected in his letter to the Registrant does not represent a use of cash at closing, as implied by Mr. Shalson, but rather represents potential payments that will be made to the ATI management team only if important corporate objectives have been attained. The Registrant believes that the attainment of these objectives would increase substantially its opportunities to complete one or more financings and that Mr. Shalson's concerns in this regard are therefore particularly misplaced.

To the extent that statements in this Form 8-K are not strictly historical, including statements as to future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements contain in this Form 8-K are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the Company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, risks relating to the progress of the Company's research and development and the development of competing therapies and/or technologies by other companies. Those associated risks and others are further described in the Company's filings with the Securities and Exchange Commission.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits

      (c) Exhibits:

            17   Resignation letter of Vaughan Shalson dated March 19, 1998.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      DISCOVERY LABORATORIES, INC.

Date: March 20, 1998

                                      By:   /s/ Robert J. Capetola
                                         --------------------------------------
                                         Name:  Robert J. Capetola, Ph.D.
                                         Title: Acting Chief Executive Officer

                                  Exhibit Index

Exhibit Number                                    Description
--------------                                    -----------

    17                            Resignation letter of Vaughan Shalson dated
                                  March 19, 1998.